AMENDMENT NO. 1 to
                         INVESTMENT MANAGEMENT AGREEMENT

     Amendment No. 1 dated as of the 10th day of June , 1983 to AGREEMENT dated the 17th day of March, 1982 (herein referred to as the "Agreement") by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (herein referred to as "Prudential"), and THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-10 (herein referred to as "VCA-10").

     Prudential and VCA-10 hereby agree that Section 3 of the Agreement shall be amended to read as follows:

     "3. At least once every three months Prudential shall furnish to The Prudential Variable Contract Account-10 Committee ("Committee") a schedule of the investments held in VCA-10 and shall include therein a statement of all purchases and sales made on behalf of VCA-10 during the period since the preceding report."

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date first hereinabove mentioned.

                         THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Attest:

/s/ Isabelle L. Kirchner           By: /s/ Garnett L. Keith
---------------------------------     -----------------------------------
Secretary                              Vice President
ISABELLE L. KIRCHNER                   GARNETT L. KEITH

                                     THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-10

Attest:

/s/ Irving Patrick Fox             By: /s/ James H. Gately
---------------------------------     -----------------------------------
Secretary to the Committee              Chairman of the Committee
IRVING PATRICK FOX                     JAMES H. GATELY